EXHIBIT 3.2

Board Resolution dated July 1, 2018

BOARD OF DIRECTORS MINUTES

Resolved that the company forward splits the shares 10 shares for each share issued on December 20, 2017. Increasing the authorized shares from 10,000,000 to 100,000,000 shares par value 0.0001 per share.

Board further agrees to issue Pacific Energy & Mining Co., additional shares 1,763,068 shares of common stock for additional paid in capital of $440,767.00 (conversion of debt to equity.)

Dated: July 1, 2018

Dean H. Christensen
Secretary

Dan Green, Director

Tariq Ahmad, Director